Exhibit 99.1

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rules 13a-15(f) of the Securities Exchange Act of 1934, as amended). Under the supervision and with the participation of management, including the principal executive officer and the principal financial officer, the Company assessed the effectiveness of its internal control over financial reporting as of June 27, 2010. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in the report entitled “Internal Control-Integrated Framework.” Although there are inherent limitations in the effectiveness of any system of internal control over financial reporting, management has concluded that, as of June 27, 2010, the Company’s internal control over financial reporting is effective based on its evaluation.

The Company’s independent registered public accounting firm, KPMG LLP, has issued an attestation report on the Company’s internal control over financial reporting, which is included herein.

/s/ CRAIG E. LaBARGE
Craig E. LaBarge
Chairman of the Board, Chief Executive Officer and President

/s/ DONALD H. NONNENKAMP
Donald H. Nonnenkamp
Vice President, Chief Financial Officer and Secretary

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

LaBarge, Inc.:

We have audited the accompanying consolidated balance sheets of LaBarge, Inc. and subsidiaries (the Company) as of June 27, 2010 and June 28, 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 27, 2010. We also have audited the Company’s internal control over financial reporting as of June 27, 2010, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LaBarge, Inc. and subsidiaries as of June 27, 2010 and June 28, 2009, and the results of its operations and its cash flows for each of the years in the three-year period ended June 27, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of June 27, 2010, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ KPMG LLP

St. Louis, Missouri

September 2, 2010

LaBarge, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per-share amounts)

	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008

Net sales	$289,303	$273,368	$279,485

Cost of sales	231,677	222,583	224,498

Gross profit	57,626	50,785	54,987

Selling and administrative expense	33,935	32,810	29,557

Operating income	23,691	17,975	25,430

Interest expense	1,711	1,294	1,459
Other (income) expense, net	(55)	14	133

Earnings before income taxes	22,035	16,667	23,838

Income tax expense	7,147	6,329	9,011

Net earnings	$14,888	$10,338	$14,827

Basic net earnings per common share	$0.95	$0.67	$0.98

Average basic common shares outstanding	15,713	15,498	15,198

Diluted net earnings per common share	$0.93	$0.64	$0.92

Average diluted common shares outstanding	16,095	16,044	16,138

See accompanying Notes to Consolidated Financial Statements.

LaBarge, Inc.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per-share amounts)

	June 27, 2010	June 28, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,301	$4,297
Accounts and other receivables, net	46,807	37,573
Inventories	64,536	54,686
Prepaid expenses	1,062	1,090
Deferred tax assets, net	3,655	3,055

Total current assets	118,361	100,701

Property, plant and equipment, net of accumulated depreciation of $35,704 at June 27, 2010, and $30,823 at June 28, 2009	28,536	30,624
Intangible assets, net	9,076	11,255
Goodwill	43,424	43,457
Other assets	5,125	4,798

Total assets	$204,522	$190,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$12,069	$6,162
Trade accounts payable	26,538	18,354
Accrued employee compensation	14,625	10,957
Other accrued liabilities	3,712	2,483
Cash advances from customers	2,921	6,738

Total current liabilities	59,865	44,694

Long-term advances from customers for purchase of materials	46	47
Deferred tax liabilities, net	2,494	1,885
Deferred gain on sale of real estate and other liabilities	1,219	1,732
Long-term debt	25,258	39,326

Stockholders’ equity:
Common stock, $0.01 par value. Authorized 40,000,000 shares; 15,958,839 issued at June 27, 2010, and June 28, 2009, respectively, including shares in treasury	160	160
Additional paid-in capital	14,582	14,700
Retained earnings	103,827	88,939
Accumulated other comprehensive loss	(222)	(141)
Less cost of common stock in treasury shares of 234,651 at June 27, 2010, and 56,765 at June 28, 2009	(2,707)	(507)

Total stockholders’ equity	115,640	103,151

Total liabilities and stockholders’ equity	$204,522	$190,835

See accompanying Notes to Consolidated Financial Statements.

LaBarge, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
Cash flows from operating activities:
Net earnings	$14,888	$10,338	$14,827
Adjustments to reconcile net cash provided by operating activities, net of effects of acquisition:
Loss on disposal of property, plant and equipment	2	108	45
Depreciation and amortization	9,298	6,930	5,290
Amortization of deferred gain on sale of real estate	(481)	(481)	(481)
Share-based compensation	1,104	1,128	1,445
Other than temporary impairment of investments	—	26	59
Deferred taxes	9	790	361
Changes in operating assets and liabilities:
Accounts receivable, net	(9,231)	10,480	(10,574)
Inventories	(9,830)	18,589	(7,210)
Prepaid expenses	28	259	1,088
Trade accounts payable	7,777	(9,794)	3,531
Accrued liabilities	4,250	(3,018)	2,350
Cash advances from customers	(3,817)	(5,735)	7,316

Net cash provided by operating activities	13,997	29,620	18,047

Cash flows from investing activities:
Acquisition, net of cash acquired	—	(45,074)	—
Additions to property, plant and equipment	(4,162)	(10,799)	(4,840)
Proceeds from disposal of property, equipment and other assets	29	25	130
Additions to other assets and intangibles	(897)	(652)	(480)
Other investing activities	—	—	5

Net cash used in investing activities	(5,030)	(56,500)	(5,185)

Cash flows from financing activities:
Borrowings on revolving credit facility	7,850	50,050	91,278
Payments of revolving credit facility	(7,850)	(60,550)	(95,603)
Borrowings of long-term debt	—	42,014	—
Repayments of long-term debt	(8,162)	(1,654)	(6,302)
Transaction costs related to bank financing	—	(274)	—
Excess tax benefits from stock option exercises	422	3,083	213
Remittance of minimum taxes withheld as part of a net share settlement of stock option exercises	(841)	(3,566)	(265)
Issuance of treasury stock	174	613	781
Purchase of treasury stock	(2,556)	(185)	(1,710)

Net cash (used) provided by financing activities	(10,963)	29,531	(11,608)

Net (decrease) increase in cash and cash equivalents	(1,996)	2,651	1,254
Cash and cash equivalents at beginning of fiscal year	4,297	1,646	392

Cash and cash equivalents at end of fiscal year	$2,301	$4,297	$1,646

See accompanying Notes to Consolidated Financial Statements.

LaBarge, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(amounts in thousands, except share amounts)

	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008

STOCKHOLDERS’ EQUITY
Common stock, beginning of year	$160	$158	$158
Shares issued during year	—	2	—

Common stock, end of year	160	160	158

Paid-in capital, beginning of year	14,700	16,547	16,174
Stock compensation programs	(118)	(1,847)	373

Paid-in capital, end of year	14,582	14,700	16,547

Retained earnings, beginning of year	88,939	78,601	63,774
Net earnings for the year	14,888	10,338	14,827

Retained earnings, end of year	103,827	88,939	78,601

Accumulated other comprehensive loss, beginning of year	(141)	—	—
Other comprehensive loss for the year, net of tax	(81)	(141)	—

Accumulated other comprehensive loss, end of year	(222)	(141)	—

Treasury stock, beginning of year	(507)	(3,837)	(3,696)
Acquisition of treasury stock	(3,762)	(3,504)	(1,975)
Issuance of treasury stock	1,562	6,834	1,834

Treasury stock, end of year	(2,707)	(507)	(3,837)

Total stockholders’ equity	$115,640	$103,151	$91,469

COMPREHENSIVE INCOME
Net earnings	$14,888	$10,338	$14,827
Other comprehensive loss, net of tax	(81)	(141)	—

Total comprehensive income	$14,807	$10,197	$14,827

COMMON SHARES
Common stock, beginning of year	15,958,839	15,773,253	15,773,253
Shares issued during year	—	185,586	—

Common stock, shares issued, end of year	15,958,839	15,958,839	15,773,253

TREASURY SHARES
Treasury stock, beginning of year	(56,765)	(419,503)	(506,704)
Acquisition of shares	(338,664)	(293,004)	(145,038)
Issuance of shares	160,778	655,742	232,239

Treasury stock, end of year	(234,651)	(56,765)	(419,503)

See accompanying Notes to Consolidated Financial Statements.

LaBarge, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

LaBarge, Inc. and subsidiaries (the “Company”) manufactures and assists in the design and engineering of sophisticated electronic and electromechanical systems and devices and complex interconnect systems on a contract basis for its customers in diverse markets.

The Company markets its services to customers desiring an engineering and manufacturing partner capable of developing and providing products that can perform reliably in harsh environmental conditions, such as high and low temperatures, severe shock and vibration. The Company’s customers do business in a variety of markets with significant revenues from customers in the defense, government systems, medical, aerospace, natural resources, industrial and other commercial markets. As a contract manufacturer, revenues and profit levels are impacted, primarily, by the volume and mix of sales in the particular period.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of LaBarge, Inc. and its wholly-owned subsidiaries. Investments in less than 20%-owned companies are accounted for at cost. All inter-company balances and transactions have been eliminated in consolidation.

BASIS OF PRESENTATION

The preparation of financial statements in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”) requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements. In preparing these financial statements, management has made its best estimates and judgment of certain amounts included in the financial statements. Areas involving significant judgments and estimates include revenue recognition and cost of sales, inventories, and goodwill and intangible assets. Actual results could differ from those estimates.

Certain items in the prior year’s consolidated financial statements have been reclassified to conform to the current year presentation. For the fiscal years ended June 28, 2009 and June 29, 2008, the Company revised its presentation of cash flows for the purchase of treasury stock, the issuance of treasury stock and the remittance of minimum taxes withheld as a part of net settlements of share-based payments. The total net cash flows provided by financing activities did not change nor did this impact any other presented financial information. The impact of the revision was not considered material to the previously issued financial statements.

During the first quarter of fiscal year 2010, the Company recorded a $795,000 reduction to income tax expense from a correction in the apportionment factor for state income tax returns for fiscal years 2006 through 2009 and an increase in other tax expense, included in selling and administrative expense, of $193,000 ($125,000 after-tax) for a gross receipts tax that relates to fiscal years 2005 through 2009. The $795,000 reduction to income tax expense is net of the federal income taxes. The Company determined that the amounts that related to prior fiscal years were not material to all prior fiscal years and, therefore, recognized the adjustments during the first quarter of fiscal year 2010. The net impact of both adjustments to net earnings was an increase of $670,000 for the 12 months ended June 27, 2010, which had a $0.04 impact on basic and diluted earnings per share. The impact on full-year net earnings for fiscal year 2010 was not material.

ACCOUNTING PERIOD

The Company uses a fiscal year ending the Sunday closest to June 30; each fiscal quarter is 13 weeks. Fiscal years 2010, 2009 and 2008 each consisted of 52 weeks.

SEGMENT REPORTING POLICY

The Company reports its operations as one segment.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

REVENUE RECOGNITION AND COST OF SALES

The Company’s revenue is derived from units and services delivered pursuant to contracts. The Company has a significant number of contracts for which revenue is accounted for under the percentage of completion method using the units of delivery as the measure of completion. This method is consistent with Statement of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605-35, formerly the Statement of Position 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”. The percentage of total revenue recognized from contracts under the percentage of completion method is generally 30-60% of total revenue in any given quarter. These contracts are primarily fixed price contracts that vary widely in terms of size, length of performance period and expected gross profit margins. Under the units of delivery method, the Company recognizes revenue when title transfers, which is usually upon shipment of the product.

The Company also sells products under purchase agreements, supply contracts and purchase orders that are not within the scope of FASB ASC Topic 605-35. The Company provides goods from continuing production over a period of time. The Company builds units to the customer specifications and based on firm purchase orders from the customer. The purchase orders tend to be of a relatively short duration and customers place orders on a periodic basis. The pricing is generally fixed for some length of time and the quantities are based on individual purchase orders. Revenue is recognized in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition.” Revenue is recognized on substantially all transactions when title transfers, which is usually upon shipment.

Therefore, revenue for contracts within the scope of FASB ASC Topic 605-35 and for those not within the scope of FASB ASC Topic 605-35 is recognized when title transfers, which is usually upon shipment or completion of the service.

However, the cost of sales recognized under both contract types is determined differently. The percentage-of-completion method for contracts that are within the scope of FASB ASC Topic 605-35 gives effect to the most recent contract value and estimates of cost at completion. Contract costs generally include all direct costs, such as materials, direct labor, subcontracts and indirect costs identifiable with or allocable to the contracts. Learning or start-up costs, including tooling and set-up costs incurred in connection with existing contracts, are charged to existing contracts. The contract costs do not include any sales, marketing or general and administrative costs. Revenue is calculated as the number of units shipped multiplied by the sales price per unit. The Company estimates the total revenue of the contract and the total contract costs and calculates the contract cost percentage and gross profit margin. The gross profit during a period is equal to the earned revenue for the period times the estimated contract gross profit margin. Thus, if no changes to estimates were made the procedure results in every dollar of earned revenue having the same cost of earned revenue and gross profit percentage. This method is applied consistently on all of the contracts accounted for under FASB ASC Topic 605-35.

The Company periodically reviews all estimates to complete as required by the authoritative guidance and the estimated total cost and expected gross profit are revised as required over the life of the contract. The revision to the estimated total cost is accounted for as a change of an estimate. A cumulative catch up adjustment is recorded in the period of the change in the estimated costs to complete the contract. Therefore, cost of sales and gross profit in a period includes (a) a cumulative catch-up adjustment to reflect the adjustment of previously recognized profit associated with all prior period revenue recognized based on the current estimate of gross profit margin, as appropriate, and (b) an entry to record the current period costs of sales and related gross profit margin based on the current period sales multiplied by the current estimate of the gross profit margin on the contract. Cumulative adjustments are reported as a component of cost of sales.

In summary, the cumulative gross profit margin recognized through the end of the current period on a contract will equal the current estimate of the gross profit margin on the contract multiplied by the contract revenues recognized through the end of the current period. The current period gross profit will equal current period sales multiplied by the expected gross profit margin (on a percentage basis) on the contract plus or minus any net effect of cumulative adjustments to prior period sales under the contract.

In addition, when there is an anticipated loss on a contract, the entire loss is recorded in the period when the anticipated loss is determined. The loss is reported as a component of cost of sales. The cumulative gross profit margin recognized through the end of the current period on a contract with an estimated loss will equal the current estimate of the gross profit margin on the contract multiplied by the contract revenues recognized through the end of the current period plus the provision for the additional loss on contract revenues yet to be recognized. The current period gross profit on a contract with an anticipated loss will equal current period sales at a 0% gross profit margin plus or minus any net effect of cumulative adjustments to the loss based on any changes to the estimated total loss on the contract.

This method of recording costs for contracts under FASB ASC Topic 605-35 is equivalent to Alternative A as described in paragraph 35 of FASB ASC Topic 605-35.

The contracts that are not subject to the percentage of completion accounting are not subject to estimated costs of completion. Cost of sales under these contracts are based on the actual cost of material, labor and overhead charged to each job. The contract costs do not include any selling and administrative expenses.

ACCOUNTS RECEIVABLE

Accounts receivable have been reduced by an allowance for amounts that management estimates are un-collectable. This estimated allowance is based primarily on management’s evaluation of the financial condition of the Company’s customers. The Company considers factors, which include but are not limited to: (i) the customer’s payment history, (ii) the customer’s current financial condition and (iii) any other relevant information about the collectibility of the receivable. The Company considers all information available to it in order to make an informed and reasoned judgment as to whether it is probable that an accounts receivable asset has been impaired as of a specific date. The Company’s policy on bad debt allowances for accounts receivable is to provide for any invoice not collected in 360 days, and to provide for additional amounts where, in the judgment of management, such an allowance is warranted based on the specific facts and circumstances.

INVENTORIES

Inventories, other than work-in-process inventoried costs relating to those contracts accounted for under FASB ASC Topic 605-35, are carried at the lower of cost or market value.

Inventoried costs relating to contracts accounted for under FASB ASC Topic 605-35 are stated at the actual production cost, including overhead, tooling and other related non-recurring costs, incurred to date, reduced by the amounts identified with revenue recognized on units delivered. Selling and administrative expenses are not included in inventory costs. Inventoried costs related to these contracts are reduced, as appropriate, by charging any amounts in excess of estimated realizable value to cost of sales. The costs attributed to units delivered under these contracts are based on the estimated average cost of all units expected to be produced.

This average cost utilizes, as appropriate, the learning curve concept, which anticipates a predictable decrease in unit costs as tasks and production techniques become more efficient through repetition. In accordance with industry practice, inventories include amounts relating to long-term contracts that will not be realized in one year. Since the inventory balance is dependent on the estimated cost at completion of a contract, inventory is impacted by all of the factors described in the Revenue Recognition and Cost of Sales section above.

In addition, management regularly reviews all inventory for lower of cost or market issues to market value to determine whether any write-down is necessary. Various factors are considered in making this determination, including expected program life, recent sales history, predicted trends and market conditions. If actual demand or market conditions are less favorable than those projected by management, write-downs of inventory to lower cost or market may be required. For the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008, the expense for writing inventory down to the lower of cost or market charged to income before income taxes was $1.7 million, $1.5 million and $1.9 million (excluding the impact of the charges related to Eclipse as described in Note 5 of the Notes to Consolidated Financial Statements), respectively.

INCOME TAXES

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The Company has considered future taxable income analyses and feasible tax planning strategies in assessing the need for a valuation allowance. Should the Company determine that it would not be able to recognize all or part of its net deferred tax assets in the future, an adjustment to the carrying value of the deferred tax assets would be charged to income in the period in which such determination is made. Effective July 2, 2007, the Company adopted the recognition and disclosure provision of FASB ASC Topic 740. This addresses the accounting for uncertain tax position that a Company has taken or expects to take on a tax return. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company considers the carrying amounts of cash and cash equivalents, securities and other current assets and liabilities, including accounts receivable and accounts payable, to approximate fair value because of the short maturity of these financial instruments.

The Company has considered amounts outstanding under the long-term debt agreements and determined that carrying amounts recorded in the financial statements are consistent with the estimated fair value as of June 27, 2010.

Additionally, the interest rate swap agreement, further described in Note 11 to the Notes to Consolidated Financial Statements, has been recorded by the Company based on the estimated fair value as of June 27, 2010.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost and includes additions and improvements which extend the remaining useful lives of the assets. Depreciation is computed on the straight-line method.

CASH EQUIVALENTS

The Company considers cash equivalents to be temporary investments that are readily convertible to cash, such as certificates of deposit, commercial paper and treasury bills with original maturities of three months or less.

CASH ADVANCES

The Company receives cash advances from customers under certain contracts. Cash advances are liquidated over the period of product deliveries.

EMPLOYEE BENEFIT PLANS

The Company has a contributory savings plan covering certain employees. The Company expenses all plan costs as incurred.

The Company offers a non-qualified deferred compensation program to certain key employees whereby they may defer a portion of their annual compensation for payment upon retirement plus a guaranteed return. The program is unfunded; however, the Company purchases Company-owned life insurance contracts through which the Company will recover a portion of its cost upon the death of the employee.

The Company also offers an employee stock purchase plan that allows eligible employees to purchase common stock at the end of each quarter at 15% below the market price as of the first or last day of the quarter, whichever is lower. The Company recognizes an expense for the 15% discount.

As part of the Company’s cost savings initiatives, the Company temporarily suspended its 401(k) matching contributions and the employee stock purchase plan in April 2009. This suspension applied to employees Company-wide, including the named executive officers. As a result, the Company recorded no expense related to these plans in the fiscal year ended June 27, 2010. The plans were reinstated for the fiscal year 2011.

SHARE-BASED ARRANGEMENTS

The Company accounts for share-based arrangements under Statements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, which requires that all share-based compensation be recognized as expense, measured at the fair value of the award. FASB ASC Topic 718 also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows.

During the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008, the Company was notified that shares issued upon the exercise of incentive stock options (“ISOs”) were sold prior to being held by the employee for 12 months. These disqualifying dispositions resulted in an excess tax benefit for the Company. Since the ISOs vested prior to adoption of the FASB ASC Topic 718, the entire tax benefit of $35,000 for fiscal year 2010, $16,000 for fiscal year 2009, and $213,000 for fiscal year 2008 was recorded as an increase to additional paid-in capital.

During the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008, nonqualified shares were exercised, which generated excess tax benefits for the Company. The excess tax benefits recorded as an increase to additional paid in capital were $387,000 for the year ended June 27, 2010, $3.1 million for the year ended June 28, 2009 and $184,000 for the fiscal year ended June 29, 2008.

No stock options were issued in the years ended June 27, 2010, June 28, 2009, and June 29, 2008. All stock options previously granted were at prices not less than fair market value of the common stock at the grant date. These options expire in various periods through 2014.

The Company has a program to award performance units tied to financial performance to certain key employees. The awards have a one-year performance period and an additional two-year service period, and compensation expense is recognized over three years. Included in diluted shares at June 27, 2010, were 119,338 shares issuable for fiscal year 2010 performance, as the performance condition was met. No performance units were issued related to fiscal year 2009, as the performance condition was not met. Included in diluted shares at June 27, 2010, June 28, 2009, and June 29, 2008, were 141,923 shares issued for fiscal 2008 performance, as the performance condition was met. The share amounts described here are the number of shares issuable upon vesting of restricted shares and are included in dilutive shares using the treasury stock method as described in Note 16 of Consolidated Financial Statements.

For the fiscal year ended June 27, 2010, total share-based compensation was $1.1 million ($691,000 after-tax), equivalent to earnings per basic and diluted share of $0.04. For the fiscal year ended June 28, 2009, total share-based compensation was $1.1 million ($678,000 after-tax), equivalent to earnings per basic and diluted share of $0.04. For the fiscal year ended June 29, 2008, total share-based compensation was $1.4 million ($891,000 after-tax), equivalent to earnings per basic and diluted share of $0.06.

GOODWILL AND OTHER INTANGIBLE ASSETS

In accordance with FASB ASC Topic 350, Intangibles – Goodwill and Other (“ASC 350”), “Goodwill and Other Intangible Assets,” intangible assets deemed to have indefinite lives and goodwill are not subject to amortization. All other intangible assets are amortized over their estimated useful lives. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company did not have any intangible assets other than goodwill not subject to amortization during the fiscal years ended June 27, 2010, and June 28, 2009. Testing the impairment of goodwill requires comparison of the estimated fair values of each reporting unit to its carrying value. If the fair value of the reporting unit were less than its carrying value, the Company would record an impairment in accordance with ASC Topic 350.

The Company estimates the fair value of its reporting units based on a combination of a market approach and an income approach. The income approach utilizes the discounted cash flow model and the market approach is based on market data for a group of guideline companies. The Company also considers its market capitalization on the date of the impairment testing as compared to the sum of the fair values of all reporting units including those without goodwill.

The discounted cash flow analysis requires the Company to make estimates and judgments about the future cash flows of each reporting unit. The future cash flow forecasts for each reporting unit are based on historical and forecasted revenue and operating costs. This, in turn, involves further estimates such as expected future revenue and expense growth rates, working capital needs at each reporting unit and future capital expenditures required to meet the revenue growth. The discount rate is based on the estimated weighted average cost of capital for each reporting unit, which considers the risk inherent in each reporting unit.

During the fourth quarter of 2010, the Company completed its annual impairment test and determined that the fair value of its reporting units are in excess of the carrying values and that there was no impairment of goodwill. Different assumptions regarding such factors as sales levels and price changes, labor and material cost changes, interest rates and productivity could affect such valuations.

RECENTLY ADOPTED ACCOUNTING STANDARDS

In June 2009, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance titled, “The FASB Accounting Standards Codification (“ASC”) and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162.” The guidance provides for the FASB Accounting Standards Codification (the “Codification”) to become the single official source of authoritative, nongovernmental U.S. Generally Accepted Accounting Principles (“GAAP”). The Codification did not change U.S. GAAP but reorganizes the accounting literature and was effective for the Company’s interim and annual periods ending after September 15, 2009. Adoption did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued guidance titled “Fair Value Measurements” (ASC Topic 820), to clarify the definition of fair value, establish a framework for measuring fair value and expand the disclosures required relative to fair value measurements. The Company adopted the provisions of ASC Topic 820 on June 30, 2008 for financial assets and liabilities, which did not have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued guidance titled “Accounting for Deferred Compensation and Postretirement Benefits Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (ASC Topic 715). This guidance addresses the accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods. The Company adopted ASC Topic 715 on June 30, 2008, which did not have a material impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued guidance titled “The Fair Value Option for Financial Assets and Financial Liabilities” (ASC Topic 825), to permit all entities to choose to elect, at specified election dates, to measure eligible financial instruments at fair value. In accordance with this guidance, an entity shall report unrealized gains and losses, on items for which the fair value option has been elected, in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred and not deferred. The Company adopted the provisions of ASC Topic 825 on June 30, 2008, which did not have a material impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued guidance titled “Business Combinations” (ASC Topic 805), which provides guidance on the accounting and reporting for business combinations. The guidance is effective for fiscal years beginning after December 15, 2008 and was adopted by the Company on June 29, 2009. Adoption did not have a material impact on the Company’s consolidated financial statements.

In March 2008, the FASB Issued guidance titled “Disclosures about Derivative Instruments and hedging Activities, an amendment of FASB Statement No. 133” (ASC Topic 815), which requires companies to disclose their objectives and strategies for using derivative instruments, whether or not designated as hedging instruments under ASC Topic 815. ASC Topic 815 was effective for the Company for the fiscal year ended June 28, 2009 and did not have a material impact on its consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1 titled “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” that addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. The adoption of this guidance in the first quarter of fiscal year 2010 did not have a material impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued guidance titled “Improving Disclosures about Fair Value Measurement” (Accounting Standards Update 2010-06), which requires disclosure about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This guidance also requires those disclosures in summarized financial information at interim reporting periods. This guidance is effective for reporting periods ending after June 15, 2009. The Company adopted this guidance effective June 29, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2009, the FASB issued guidance titled “Fair Value Measurements and Disclosures:” Measuring Liabilities at Fair Value (Accounting Standards Update 2009-5), which states companies determining the fair value of a liability may use the perspective of an investor that holds the related obligation as an asset. This guidance addresses practice difficulties caused by the tension between fair-value measurements based on the price that would be paid to transfer a liability to a new obligor and contractual or legal requirements that prevent such transfers from taking place. This guidance is effective for interim and annual periods beginning after August 27, 2009, and applies to all fair-value measurements of liabilities required by GAAP. No new fair-value measurements are required by this guidance. The Company adopted this guidance effective September 28, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 2009, the FASB guidance titled “Consolidation” (ASC Topic 810), which amends previous guidance to require an analysis to determine whether a variable interest gives a company a controlling financial interest in a variable interest entity. An ongoing reassessment of financial responsibility is required, including interests in entities formed prior to the effective date of this guidance. This guidance also eliminates the quantitative approach previously required for determining whether a company is the primary beneficiary. It is effective for fiscal years beginning after November 15, 2009. This guidance will be adopted on June 28, 2010, and the Company does not expect this guidance will have a material impact on its consolidated financial statements.

In October 2009, the FASB issued guidance titled “Revenue Recognition – Multiple Deliverable Revenue Arrangements” (Accounting Standards Update 2009-13), which requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The guidance eliminates the residual method of revenue allocation and requires revenue to be allocated using the relative selling price method. This guidance should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. This guidance will be adopted on June 28, 2010, and the Company does not expect this guidance will have a material impact on its consolidated financial statements.

2.	ACQUISITION

On December 22, 2008, the Company acquired substantially all of the assets of Pensar Electronic Solutions, LLC (“Pensar”). The acquisition of Pensar, located in Appleton, Wisconsin, provided the Company with a presence in the Upper Midwest, and added significant new medical, natural resources and industrial accounts to the Company’s customer mix. Pensar is a contract electronics manufacturer that designs, engineers and manufactures low-to-medium volume, high-mix, complex printed circuit board assemblies and higher-level electronic assemblies for customers in a variety of end markets.

The purchase price was allocated to Pensar’s net tangible and intangible assets based upon their estimated fair value as of the date of the acquisition. The Company believes that substantially all of the $19.1 million of goodwill will be deductible for tax purposes. Intangible assets consist of $9.7 million for Pensar’s “customer list,” which is being amortized over eight years, and $950,000 for “employee non-compete contracts” which is being amortized over two years.

Sales attributable to Pensar were $62.4 million for the 12 months ended June 27, 2010. The impact on the Company’s net earnings for the fiscal year 2010 was an increase of $3.1 million before income tax and $1.9 million after-tax, which had a $0.12 impact on basic and diluted earnings per share for the fiscal year ended June 27, 2010.

3.	SALES AND NET SALES

Sales and net sales consist of the following:

(in thousands)
	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
Sales	$289,781	$274,304	$280,354
Less sales discounts	478	936	869

Net sales	$289,303	$273,368	$279,485

GEOGRAPHIC INFORMATION

The Company has no sales offices or facilities outside of the United States. Sales for exports were 10.9% of total sales for the fiscal year ended June 27, 2010. The exports exceeded 10% of total sales due to a large contract related to wind power generation equipment. This contract is denominated in U.S. dollars and, therefore, the Company does not have foreign currency risk associated with the related accounts receivable.

CUSTOMER INFORMATION

The Company’s top three customers and their relative contributions to sales for fiscal year ended June 27, 2010 were as follows: Owens-Illinois, Inc., $40.4 million (14.0%); American Superconductor, $25.3 million (8.8%); and Raytheon Company, $23.7 million (8.2%). This compares with Owens-Illinois, Inc., $38.8 million (14.2%), Raytheon Company, $24.1 million (8.8%) and Schlumberger Ltd., $23.3 million (8.5%) for fiscal year ended June 28, 2009, and Owens-Illinois, Inc., $39.8 million (14.2%), Schlumberger Ltd., $31.2 million (11.2%) and Modular Mining Systems, Inc., $26.2 million (9.4%), for fiscal year ended June 29, 2008.

4.	ACCOUNTS AND OTHER RECEIVABLES, NET

Accounts and other receivables consist of the following:

(in thousands)
	June 27, 2010	June 28, 2009
Billed shipments	$46,890	$35,269
Less allowance for doubtful accounts	285	350

Trade receivables, net	46,605	34,919
Other current receivables	202	2,654

Total	$46,807	$37,573

Included in accounts receivable at June 27, 2010, and June 28, 2009, were $407,000 and $791,000, respectively, of receivables due directly from the U.S. Government and $14.8 million and $13.8 million, respectively, due from customers related to contracts with the U.S. Government.

At June 27, 2010, the amounts due from the three largest accounts receivable debtors and the percentage of total accounts receivable represented by those amounts were $10.1 million (21.5%), $6.6 million (14.0%), $3.4 million (7.2%). This compares with $6.2 million (17.5%), $3.4 million (9.7%), and $2.6 million (7.3%) at June 28, 2009.

On November 25, 2008, Eclipse Aviation Corporation (“Eclipse”), a customer of the Company, announced that it filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. The Company recorded additional selling and administrative expense of $3.7 million in the quarter ended December 28, 2008 to write-down the receivable from Eclipse to its estimated realizable value. (The Company also took charges against inventory as described in more detail in Note 5.) On March 5, 2009, the Eclipse bankruptcy case was converted to Chapter 7 liquidation. The Company does not expect any recovery from the bankruptcy estate.

Other current receivables as of June 28, 2009, included an income tax receivable of $2.2 million.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

This account represents amounts that may be uncollectible in future periods.

(in thousands)
Fiscal Year	Balance Beginning of Period	Additions Charged to Expense	Less Deductions	Balance End of Period
2008	$214	$72	$34	$252
2009	252	3,943	3,845	350
2010	350	15	80	285

5.	INVENTORIES

Inventories consist of the following:

(in thousands)
	June 27, 2010	June 28, 2009
Raw materials	$42,602	$38,902
Work in progress	4,658	3,768
Inventoried costs relating to long-term contracts, net of amounts attributable to revenues recognized to date	13,399	9,296
Finished goods	3,877	2,720

Total	$64,536	$54,686

For the fiscal year ended June 27, 2010, June 28, 2009, and June 29, 2008, expense for the write down of inventory to lower of cost or market charged to income before taxes was $1.7 million, $5.7 million and $1.9 million, respectively. The expense for the write down of inventory to lower of cost or market in the fiscal year ended June 28, 2009, includes a $4.2 million charge related to the Eclipse bankruptcy described in Note 4.

The Company had approximately $4.6 million of inventory related to the production of the Eclipse E500 aircraft that was written down to its market value during the quarter ended December 28, 2008. The Company analyzed the inventory to reasonably determine the lower of cost or market value in light of the significant uncertainty surrounding the Company’s future role in the production of the Eclipse E500 aircraft, if any. As a result of this analysis, the Company recorded additional cost of sales expense of $4.2 million to record inventory at the lower of cost or market value during the quarter ended December 28, 2008. The remaining inventory was valued at $422,000, which the Company was able to recover by June 28, 2009 by selling certain items to brokers and returning certain items to vendors.

The following table shows the cost elements included in the inventoried costs related to long-term contracts:

(in thousands)
	June 27, 2010	June 28, 2009
Production costs of goods currently in process (1)	$13,054	$9,115
Excess of production costs of delivered units over the estimated average cost of all units expected to be produced, including tooling and non-recurring costs	642	621
Unrecovered costs subject to future negotiation	—	69
Provision for contracts with estimated costs in excess of contract revenues	(297)	(509)

Total inventoried costs	$13,399	$9,296

(1) Selling and administrative expenses are not included in inventory costs.

The Company records a loss when the estimated costs of a contract exceed the net realizable value of such contract. Both contracts are fixed price contracts where the Company underestimated the materials cost and the inflation in commodity prices when the contracts were bid. The Company has recorded a provision equal to the amount that estimated costs would exceed the net realizable revenue over the contract.

6.	PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net is summarized as follows:

(in thousands)
	June 27, 2010	June 28, 2009	Estimated useful life in years
Land	$1,083	$1,083	—
Building and improvements	11,242	10,398	3 - 40
Leasehold improvements	4,225	3,694	2 - 15
Machinery and equipment	40,060	38,099	2 - 16
Furniture and fixtures	2,862	2,834	3 - 16
Computer equipment	3,801	3,454	3
Construction in progress	967	1,885	—

	64,240	61,447
Less accumulated depreciation	35,704	30,823

Total	$28,536	$30,624

Capital spending in fiscal year 2010 related primarily to improvements to the Houston, Joplin, and Tulsa facilities. In fiscal year 2009, capital expenditures related primarily to the purchase and improvement of the Tulsa facility and the purchase of surface mount technology equipment to expand the Company’s capabilities in Pittsburgh and Tulsa.

Depreciation expense was $6.5 million, $4.9 million, and $4.2 million for the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008, respectively.

The Company assessed its assets for impairment in accordance with ASC 360-10, Property, Plant, and Equipment – Impairment of Disposal of Long-Lived Assets (“ASC 360-10”). Impairment is realized when the undiscounted cash flows to be derived from the asset are less than its carrying amount. If impairment exists, the carrying value of the impaired asset is reduced to its net realizable value. The impairment charge is recorded in operating results. The carrying value of long-lived assets to be abandoned (for example, machinery and equipment that is no longer used in operations) is adjusted when the decision is made to abandon the asset. The Company recorded charges to the statement of income for fiscal year 2010, fiscal year 2009 and fiscal year 2008 of $196,000, $84,000 and $72,000, respectively, related to assets no longer used in operations.

7.	INTANGIBLE ASSETS, NET

Intangible assets, net, are summarized as follows:

(in thousands)
	June 27, 2010	June 28, 2009
Software	$5,446	$5,133
Less accumulated amortization	4,432	3,972

Net software	1,014	1,161

Customer lists	9,670	13,070
Less accumulated amortization	1,836	3,679

Net customer lists	7,834	9,391

Employee agreements	950	950
Less accumulated amortization	722	247

Net employee agreements	228	703

Total	$9,076	$11,255

Intangible assets are amortized over periods ranging from two to eight years. Amortization expense was $2.8 million for the fiscal year ended June 27, 2010, $2.0 million for fiscal year ended June 28, 2009, and $1.1 million for fiscal year ended June 29, 2008.

The Company anticipates that amortization expense will approximate $2.1 million for fiscal year 2011, $1.9 million for fiscal year 2012, $1.7 million for fiscal year 2013, and $1.6 million for fiscal years 2014 and 2015.

The Company assessed the assets for impairment in accordance with ASC 360-10, Property, Plant, and Equipment – Impairment of Disposal of Long-Lived Assets (“ASC 360-10”). Impairment is realized when the undiscounted cash flows to be derived from the asset are less than its carrying amount. If impairment exists, the carrying value of the impaired asset is reduced to its net realizable value. The impairment charge is recorded in operating results. There was no impairment charge during fiscal years 2010, 2009 or 2008, respectively.

8.	GOODWILL

Goodwill is summarized as follows:

(in thousands)
	June 27, 2010	June 28, 2009
Goodwill	$43,424	$43,457

Goodwill is recorded at three of the Company’s reporting units. During the fourth quarter of fiscal 2010, in accordance with the Company’s accounting policy as described in Note 1 to the Consolidated Financial Statements, the Company performed the annual impairment analysis and determined that goodwill was not impaired.

9.	OTHER ASSETS

Other assets are summarized as follows:

(in thousands)
	June 27, 2010	June 28, 2009
Cash value of life insurance	$4,723	$4,482
Deposits and licenses	186	54
Deferred financing costs, net	141	233
Other	75	29

Total	$5,125	$4,798

The cash value of life insurance relates to Company-owned life insurance policies on certain current and retired key employees as described in Note 13 to the Consolidated Financial Statements.

10.	SALE-LEASEBACK TRANSACTION

On March 22, 2007, the Company sold its headquarters building complex for $9.6 million. Simultaneously, the Company entered into a six-year lease with the building’s new owner. The lease on the building qualifies as an operating lease. LaBarge’s continuing involvement with the property is more than a minor part, but less than substantially all of the use of the property. The gain on the transaction was $3.5 million. The profit on the sale, in excess of the present value of the minimum lease payments over the lease term, was $635,000 before income tax ($391,000 after-tax) and was recorded as a gain in other income in the fiscal year ended July 1, 2007. The remainder of the gain of $2.9 million is being amortized over the six years of the lease as a reduction in rent expense. Of this amount, $481,000 was recognized in the fiscal years ended June 27, 2010, June 28, 2009, and June 29, 2008, respectively.

The obligations for future minimum lease payments as of June 27, 2010, and the amortization of the remaining deferred gain of $1.3 million is:

(in thousands)
Fiscal Year	Minimum Lease Payments	Deferred Gain Amortization	Net Rental Expense
2011	$603	$(481)	$122
2012	603	(481)	122
2013	435	(346)	89

11.	SHORT- AND LONG-TERM OBLIGATIONS

Short-term borrowings, long-term debt and the current maturities of long-term debt consist of the following:

(amounts in thousands)
	June 27, 2010	June 28, 2009
Short-term borrowings:
Revolving credit agreement:
Balance at year-end	$—	$—
Interest rate at year-end	3.75%	4.00%
Average amount of short-term borrowings outstanding during period	$35	$2,206
Average interest rate for fiscal year	3.79%	4.10%
Maximum short-term borrowings at any month-end	$—	$5,875

Senior long-term debt:
Term loan	$37,000	$45,000
Other	327	488

Total senior long-term debt	37,327	45,488
Less current maturities	12,069	6,162

Long-term debt, less current maturities	$25,258	$39,326

The average interest rate was computed by dividing the sum of daily interest costs by the sum of the daily borrowings for the respective periods.

Total net cash payments for interest in fiscal years 2010, 2009, and 2008 were $1.7 million, $897,000, and $1.5 million, respectively.

SENIOR LENDER:

The Company entered into a senior secured loan agreement on December 22, 2008, amended on January 30, 2009. The following is a summary of certain provisions of the agreement:

•

The agreement provides for a revolving credit facility, of up to $30.0 million, which is available for direct borrowings or letters of credit. The facility is based on a borrowing base formula equal to the sum of 85% of eligible receivables and 35% of eligible inventories. As of June 27, 2010, there were no outstanding loans under the revolving credit facility. As of June 27, 2010, letters of credit issued were $1.2 million, leaving an aggregate of up to $28.8 million available under the revolving credit facility. This credit facility matures on December 22, 2011.

•

The agreement provides for an aggregate $45.0 million term loan, with quarterly principal payments beginning in September 2009 of $2.0 million, increasing to $2.5 million in September 2010 and increasing to $2.7 million in September 2011. The balance is due on December 22, 2011.

•

Interest on the revolving facility and the term loan is calculated at a base rate or LIBOR plus a stated spread based on certain ratios. For the fiscal year ended June 27, 2010, the average rate was approximately 3.66%.

•	All loans are secured by substantially all the assets of the Company other than real estate.

•

The Company must comply with covenants and certain financial performance criteria consisting of Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) in relation to debt, minimum net worth and operating cash flow in relation to fixed charges. The Company was in compliance with its borrowing agreement covenants as of and during the fiscal year ended June 27, 2010.

INTEREST RATE SWAP:

To mitigate the risk associated with interest rate volatility, the Company entered into an interest rate swap agreement on January 9, 2009. This pay-fixed, receive-floating rate swap limits the Company’s exposure to interest rate variability and allows for better cash flow control. The swap is not used for speculative purposes.

Under the original agreement, the Company fixed the interest payments to a base rate of 1.89% plus a stated spread based on certain ratios. The beginning notional amount is $35.0 million, which will amortize simultaneously with the term loan schedule in the associated loan agreement and will mature on December 22, 2011.

On September 30, 2009, the Company made an additional payment in conjunction with the first principal payment under the loan agreement dated December 22, 2008. This additional payment required a restructuring of the interest rate swap agreement. As a result, the fixed base rate under the revised agreement increased to 1.92%. This rate will apply until the swap matures on December 22, 2011.

The interest rate swap agreement has been designated as a cash flow hedging instrument, and the Company has formally documented, designated and assessed the effectiveness of the interest rate swap. The financial statement impact of ineffectiveness for the fiscal year ended June 27, 2010, was not significant.

FAIR VALUE:

The Company considers the carrying amounts of cash and cash equivalents, securities and other current assets and liabilities, including accounts receivable and accounts payable, to approximate fair value because of the short maturity of these financial instruments.

The Company has considered amounts outstanding under the long-term debt agreements and determined that carrying amounts recorded in the financial statements are consistent with the estimated fair value as of June 27, 2010.

Additionally, the interest rate swap agreement, further described above, has been recorded by the Company based on the estimated fair value as of June 27, 2010.

At June 27, 2010, the Company recorded a liability of $361,000 classified within other long-term liabilities in the consolidated balance sheet, and accumulated other comprehensive loss of $222,000 (net of deferred income tax effects of $139,000) relating to the fair value of the interest rate swap agreement.

The Company has classified its financial assets and liabilities using a three-level hierarchy for disclosure of fair value measurements, based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, as follows:

•	Level 1 – inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 – inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company’s interest rate swap is valued using a present value calculation based on an implied forward LIBOR curve (adjusted for the Company’s credit risk) and is classified within Level 2 of the valuation hierarchy, as presented below:

(in thousands)
	Fair Value as of June 27, 2010
	Level 1	Level 2	Level 3	Total
Other long-term liabilities:
Interest rate swap derivative	$—	$361	$—	$361

Total	$—	$361	$—	$361

OTHER LONG-TERM DEBT:

Other long-term debt includes capital lease agreements with outstanding balances totaling $77,000 at June 27, 2010, and $238,000 at June 28, 2009.

MATURITIES OF SENIOR LONG-TERM DEBT:

The aggregate maturities of long-term obligations are as follows:

(in thousands)
Fiscal Year
2011	$12,069
2012	25,258

Total	$37,327

12.	OPERATING LEASES

The Company operates its corporate headquarters and certain of its manufacturing facilities in leased premises and with leased equipment under noncancellable operating lease agreements having an initial term of more than one year and expiring at various dates through 2020.

Rental expense under operating leases is as follows:

(in thousands)
	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
Initial term of more than one year	$2,700	$2,985	$2,894
Deferred gain on sale leaseback	(481)	(481)	(481)
Short-term rentals	—	—	155

Total	$2,219	$2,504	$2,568

At June 27, 2010, the future minimum lease payments under operating leases with initial noncancellable terms in excess of one year are as follows:

(in thousands)
Fiscal Year
2011	$2,186
2012	1,629
2013	1,331
2014	547
2015	545
Thereafter	1,454

Total	$7,692

The $1.5 million due after 2015 relates to an obligation under a long-term facility lease in Huntsville, Arkansas.

13.	EMPLOYEE BENEFIT PLANS

The Company has a qualified contributory savings plan under Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. The plan allows eligible employees to contribute up to 60% of their compensation, with the Company matching 50% of the first $25 per month and 25% of the excess on the first 8% of this contribution. During fiscal years 2010, 2009, and 2008, Company matching contributions were $0, $419,000, and $494,000, respectively. The Company suspended the matching contributions in the third quarter of fiscal 2009 and reinstated the matching contributions on July 1, 2010. In addition, at the discretion of the Board of Directors, the Company may also make contributions dependent on profits each year for the benefit of all eligible employees under the plan. There were no such contributions for fiscal years 2010, 2009, and 2008.

The Company has a deferred compensation plan for certain employees who, due to Internal Revenue Service (“IRS”) guidelines, cannot take full advantage of the contributory savings plan. This plan, which is not required to be funded, allows eligible employees to defer portions of their current compensation and the Company guarantees an interest rate of between prime and prime plus 2%. To support the deferred compensation plan, the Company may elect to purchase Company-owned life insurance. The increase in the cash value of the life insurance policies exceeded the premiums paid by $81,000, $95,000, and $90,000 in fiscal years 2010, 2009, and 2008, respectively. The cash surrender value of the Company-owned life insurance related to deferred compensation is included in other assets along with other policies owned by the Company, and was $1.8 million at June 27, 2010, compared with $1.7 million at June 28, 2009. The liability for the deferred compensation and interest thereon is included in accrued employee compensation and was $5.3 million at June 27, 2010, compared with $5.2 million at June 28, 2009.

The Company has an employee stock purchase plan that allows eligible employees to purchase common stock at the end of each quarter at 15% below the market price as of the first or last day of the quarter, whichever is lower. The Company suspended the employee stock purchase plan in the third quarter of fiscal 2009 and reinstated the plan in the first quarter of fiscal 2011. For the fiscal year June 28, 2009, 25,946 shares were purchased by employees in aggregate amount of $318,000 for which the Company recognized expense of approximately $59,000. For the fiscal year ended June 29, 2008, 24,166 shares were purchased by employees in the aggregate amount of $307,000, for which the Company recognized expense of approximately $65,000.

14.	OTHER EXPENSE (INCOME), NET

The components of other income, net, are as follows:

(amounts in thousands)
	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
Interest income	$(21)	$(8)	$(11)
Other than temporary impairment of investments	—	26	59
Other, net	(34)	(4)	85

Total	$(55)	$14	$133

15.	INCOME TAXES

Total income tax expense (benefit) was allocated as follows:

(in thousands)
	June 27, 2010	June 28, 2009	June 29, 2008
Current:
U.S. Federal	$6,880	$4,431	$7,210
State and Local	86	1,011	1,444

Total	$6,966	$5,442	$8,654

Deferred:
U.S. Federal	$174	$750	$245
State and Local	7	137	112

Total	$181	$887	$357

Income tax expense from operations:
U.S. Federal	$7,054	$5,181	$7,455
State and Local	93	1,148	1,556

Total	$7,147	$6,329	$9,011

Income tax expense (benefit) differed from the amounts computed by applying the U.S. Federal income tax rate of 35% as follows:

(in thousands)
	June 27, 2010	June 28, 2009	June 29, 2008
Computed “expected” tax expense	$7,712	$5,834	$8,343
Increase (decrease) in income taxes resulting from:
Manufacturing deductions	(358)	(113)	(360)
Tax exposure adjustment	(130)	(185)	(135)
Apportionment adjustment	(795)	—	—
State and local tax, net	758	813	1,007
Other	(40)	(20)	156

Total	$7,147	$6,329	$9,011

The Company regularly reviews its potential tax liabilities for tax years subject to audit.

During the first quarter of fiscal year 2010, the Company recorded a $795,000 reduction to income tax expense from a correction in the apportionment factor for state income tax returns for fiscal years 2006 through 2009. See Note 1 to Consolidated Financial Statements for further discussion.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

(in thousands)
	June 27, 2010	June 28, 2009
Deferred tax assets:
Inventories due to additional costs inventoried for tax purposes pursuant to the Tax Reform Act of 1986 and inventory valuation provisions	$2,452	$1,917
Gain on sale-leaseback transaction	502	714
Deferred compensation	2,329	2,668
Loss reserves on long-term contracts	117	217
Accrued vacation	495	462
Other than temporary impairment of asset - held for sale	295	307
Other	561	361

Total gross deferred tax assets	$6,751	$6,646

Deferred tax liabilities:
Goodwill and intangibles	$(3,324)	$(2,775)
Property, plant and equipment, principally due to differences in depreciation methods	(2,228)	(2,618)
Other	(38)	(83)

Total gross deferred tax liabilities	$(5,590)	$(5,476)

Net deferred tax assets	$1,161	$1,170

A valuation allowance is provided, if necessary, to reduce the deferred tax assets to a level, which, more likely than not, will be realized. The net deferred tax assets reflect management’s belief that it is more likely than not that future operating results will generate sufficient taxable income to realize the deferred tax assets.

Total net cash payments for federal and state income taxes were $4.4 million for fiscal year 2010, $4.1 million for fiscal year 2009, and $8.4 million for fiscal year 2008.

The amount of unrecognized tax benefits as of June 27, 2010 included $28,000 of uncertain tax benefits and other items, which would impact the Company’s provision for income taxes and effective tax rate if recognized. The amount of unrecognized tax benefits as of June 28, 2009, and June 29, 2008, included $158,000 and $274,000, respectively, of uncertain tax benefits and other items, which would impact the Company’s provision for income taxes and effective tax rate if recognized.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of June 27, 2010, there was approximately $16,000 of accrued interest related to uncertain tax positions.

The Company’s federal income tax return for fiscal years 2010 and 2009 are open tax years. In August 2009, the Company was notified that the IRS would be auditing the fiscal year 2008 return. The fiscal year 2008 audit was closed in fiscal year 2009 with no findings. The Company files in numerous state jurisdictions with varying statutes of limitation open from 2004 through 2009, depending on each jurisdiction’s unique tax laws. During the fiscal year ended June 29, 2008, the IRS concluded its examination of the Company’s federal returns for fiscal years 2005 and 2006. As a result of adjustments to the Company’s claimed research and experimentation credits, and other issues, the Company settled with the IRS for $236,000. The unrecognized tax benefits were decreased by $371,000 as a result of the settlement and the expiration of certain statutes. The Company recorded $15,000 of the additional expense related to the settlement during the fiscal year ended June 29, 2008.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

(in thousands)
	June 27, 2010	June 28, 2009
Balance at beginning of the year	$158	$274
Reductions for tax positions of prior years	(130)	(116)

Balance at end of year	$28	$158

16.	EARNINGS PER COMMON SHARE

Basic and diluted earnings per common share are computed as follows:

(amounts in thousands, except per-share amounts)
	Fiscal Year Ended
	June 27, 2010	June 28, 2009	June 29, 2008
Net earnings	$14,888	$10,338	$14,827

Basic net earnings per common share	$0.95	$0.67	$0.98

Diluted net earnings per common share	$0.93	$0.64	$0.92

Basic earnings per share are calculated using the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated using the weighted average number of common shares outstanding during the period plus shares issuable upon vesting of restricted shares and the assumed exercise of dilutive common share options by using the treasury stock method.

(in thousands)
	June 27, 2010	June 28, 2009	June 29, 2008
Average common shares outstanding — basic	15,713	15,498	15,198
Dilutive options and nonvested shares	382	546	940

Adjusted average common shares outstanding — diluted	16,095	16,044	16,138

All outstanding stock options and nonvested shares at June 27, 2010, June 28, 2009, and June 29, 2008, were dilutive. The stock options expire in various periods through 2014. The Company had awarded certain key executives nonvested shares tied to the Company’s fiscal year 2008 financial performance. The compensation expense related to these awards is recognized quarterly. The nonvested shares vest over the next fiscal year.

17.	SHARE-BASED ARRANGEMENTS

The Company has established the 1993 Incentive Stock Option Plan, the 1995 Incentive Stock Option Plan and the 1999 Non-Qualified Stock Option Plan (collectively, the “Plans”). The Plans provide for the issuance of up to 2.2 million shares to be granted in the form of share-based awards to key employees of the Company. In addition, pursuant to the 2004 Long Term Incentive Plan (“LTIP”), the Company provides for the issuance of up to 850,000 shares to be granted in the form of share-based awards to certain key employees and nonemployee directors. The Company may satisfy the awards upon exercise with either new or treasury shares. The Company’s share-based compensation awards outstanding at June 27, 2010, include stock options, restricted stock and performance units.

For the fiscal year ended June 27, 2010, total share-based compensation was $1.1 million ($691,000 after-tax), equivalent to earnings per basic and diluted shares of $0.04. For the fiscal year ended June 28, 2009, total share-based compensation was $1.1 million ($678,000 after-tax), equivalent to earnings per basic and diluted shares of $0.04. For the fiscal year ended June 29, 2008, total share-based compensation was $1.4 million ($891,000 after-tax), equivalent to earnings per basic and diluted share of $0.06.

As of June 27, 2010, the total unrecognized compensation expense related to nonvested shares and performance units was $979,000 before income tax, and the period over which it is expected to be recognized is approximately two years. At June 28, 2009, the total unrecognized compensation expense related to nonvested shares and performance units was $615,000 before income tax, and the period over which it is expected to be recognized is approximately one year.

STOCK OPTIONS

A summary of the activity in the Company’s Plans during the fiscal year ended June 27, 2010, is presented below:

	Number of Shares	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price	Weighted Average Fair Value Granted Options
Outstanding at July 1, 2007	1,581,313	$3.90	1,581,313	$3.90

Canceled	—	—	—	—
Exercised	(99,989)	4.69	—	—

Outstanding at June 29, 2008	1,481,324	$3.84	1,481,324	$3.84

Canceled	(4,500)	8.54	—	—
Exercised	(892,285)	3.08	—	—	—

Outstanding at June 28, 2009	584,539	$4.97	584,539	$4.97

Canceled	—	—	—	—
Exercised	(157,887)	3.25	—	—	—

Outstanding at June 27, 2010	426,652	$5.61	426,652	$5.61

The following table summarizes information about stock options outstanding and exercisable as of June 27, 2010:

Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Aggregate Intrinsic Value (1) (in millions)
$2.50 – 3.00	112,900	1.2	$2.85	$1.1
$3.03 – 5.96	121,600	3.1	3.53	1.1
$5.97– 8.54	192,152	4.2	8.54	0.7

	426,652	3.1	$5.61	$2.9

(1)	The intrinsic value of a stock option is the amount by which the June 27, 2010 market value of the underlying stock exceeds the exercise price of the option.

For the fiscal years ended June 27, 2010, and June 28, 2009, the total intrinsic value of stock options exercised was $1.2 million and $8.2 million, respectively. The exercise period for all stock options generally may not exceed 10 years from the date of grant. Stock option grants to individuals generally become exercisable over a service period of one to five years. There were no stock options granted in the fiscal years ended June 27, 2010, and June 28, 2009.

PERFORMANCE UNITS AND NONVESTED STOCK

The Company’s LTIP provides for the issuance of performance units, which will be settled in stock subject to the achievement of the Company’s financial goals. Settlement will be made pursuant to a range of opportunities relative to net earnings. No settlement will occur for results below the minimum threshold and additional shares shall be issued if the performance exceeds the targeted goals. The compensation cost of performance units is subject to adjustment based upon the attainability of the target goals.

Upon achievement of the performance goals, shares are awarded in the employee’s name, but are still subject to a two-year vesting condition. If employment is terminated (other than due to death or disability) prior to the vesting period, the shares are forfeited. Compensation expense is recognized over the performance period plus vesting period. The awards are treated as a liability award during the performance period and as an equity award once the performance targets are settled. Awards vest on the last day of the second fiscal year following the end of the performance period.

A summary of the activity of the Company’s nonvested shares during the fiscal year ended June 27, 2010, is presented below:

	Number of Nonvested Shares	Weighted Average Grant Price
Nonvested shares at July 1, 2007	74,261	$13.33

Issued	108,084	12.29
Vested	(74,261)	13.33

Nonvested shares at June 29, 2008	108,084	$12.29

Issued	141,923	13.00
Vested	(108,084)	12.29

Nonvested shares at June 28, 2009	141,923	$13.00

Issued	119,338	12.30
Vested	(141,923)	13.00

Nonvested shares at June 27, 2010	119,338	$12.30

For the fiscal years ended 2010, 2009, and 2008, compensation expense related to the LTIP was $1.1 million, $1.1 million and $1.4 million, respectively.

18.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial data is set forth below:

(amounts in thousands, except per-share amounts)
	Fiscal Quarter Ended
Fiscal Year 2010	September 27, 2009	December 27, 2009	March 28, 2010	June 27, 2010	Total

Net sales	$63,155	$69,000	$74,735	$82,413	$289,303

Cost of sales	50,925	55,300	59,334	66,118	231,677

Gross profit	12,230	13,700	15,401	16,295	57,626

Selling and administrative expense	8,090	8,858	8,402	8,585	33,935

Operating income	4,140	4,842	6,999	7,710	23,691

Interest expense	508	421	400	382	1,711
Other expense (income), net	24	15	(45)	(49)	(55)

Earnings before income taxes	3,608	4,406	6,644	7,377	22,035

Income tax expense	505	1,569	2,516	2,557	7,147

Net earnings	$3,103	$2,837	$4,128	$4,820	$14,888

Basic net earnings per common share	$0.20	$0.18	$0.26	$0.31	$0.95

Average basic common shares outstanding	15,743	15,756	15,710	15,644	15,713

Diluted net earnings per common share	$0.19	$0.18	$0.26	$0.30	$0.93

Average diluted common shares outstanding	16,048	16,041	16,010	16,035	16,095

18.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED) (continued)

	Fiscal Quarter Ended
Fiscal Year 2009	September 28, 2008	December 28, 2008	March 29, 2009	June 28, 2009	Total

Net sales	$68,192	$68,207	$72,216	$64,753	$273,368

Cost of sales	53,929	57,955	57,558	53,141	222,583

Gross profit	14,263	10,252	14,658	11,612	50,785

Selling and administrative expense	8,270	9,642	7,828	7,070	32,810

Operating income	5,993	610	6,830	4,542	17,975

Interest expense	158	145	508	483	1,294
Other expense, net	10	6	4	(6)	14

Earnings before income taxes	5,825	459	6,318	4,065	16,667

Income tax expense	2,156	210	2,506	1,457	6,329

Net earnings	$3,669	$249	$3,812	$2,608	$10,338

Basic net earnings per common share	$0.24	$0.02	$0.24	$0.17	$0.67

Average basic common shares outstanding	15,234	15,451	15,656	15,651	15,498

Diluted net earnings per common share	$0.23	$0.02	$0.24	$0.16	$0.64

Average diluted common shares outstanding	16,090	16,059	16,042	16,029	16,044